                              Times Mirror Reports
                             Second Quarter Results


         LOS ANGELES, CALIFORNIA, July 22, 1998 -- Times Mirror announced today that net income before restructuring and one-time charges for the 1998 second quarter was $73.9 million, or 76 cents per share on a diluted basis, compared with $66.0 million, or 58 cents per share, in the prior year, an increase in earnings per share of 31 percent.

         "Our Eastern newspapers had an outstanding second quarter in 1998 and led the way for our Newspaper Publishing segment with advertising growth of 8.8 percent," said Mark H. Willes, Times Mirror chairman, president and chief executive officer, and publisher, Los Angeles Times. "Looking ahead to the second half, we will continue to invest aggressively to build advertising and circulation volume, particularly at the Los Angeles Times. We are also working hard at managing administrative and other expenses, and we continue to make good progress toward achieving our earnings goals for the year."

         Income from continuing operations before restructuring and one-time charges in the 1998 second quarter was $68.7 million, or 70 cents per share, compared with $60.5 million, or 53 cents per share. For the 1998 second quarter, Times Mirror's health sciences publisher, Mosby, Inc., and legal publisher, Matthew Bender/Shepard's, are included for the first time in discontinued operations. Discontinued operations reported income, net of taxes, of $5.2 million, or 6 cents per share, in the 1998 second quarter compared with $5.5 million, or 5 cents per share, in the prior year. The 1998 second-quarter results include pre-tax restructuring and one-time charges of $39.7 million ($24.7 million after applicable income taxes), or 27 cents per share. Giving effect to the restructuring and one-time charges and discontinued operations as well as preferred dividends, the company's earnings applicable to common shareholders for the 1998 second quarter were $43.8 million, or 49 cents per share, compared with $57.7 million, or 58 cents per share, in the prior year. Revenues from continuing operations were $760.6 million in the 1998 second quarter compared with $719.1 million in the prior year.

Discontinued Operations, Restructuring Program and Share Repurchases

         Earlier this year, Times Mirror announced that it had reached agreements to divest its legal publisher Matthew Bender & Company, its 50 percent ownership interest in legal citation provider Shepard's, and health sciences publisher Mosby, Inc. Second requests for information have been received from the Department of Justice in connection with the review of each transaction. The company expects these reviews and the divestitures of Matthew Bender, Shepard's and Mosby to be completed in the 1998 third quarter. While the company will continue to operate these businesses until the closing of the transactions, they are reported as discontinued operations in both years.

         In anticipation of the expected benefits from the divestitures, the company has begun a comprehensive review of its businesses, operating systems and other investments to determine economically attractive actions it can take to prepare for future growth. The 1998 second-quarter restructuring and one-time charges result from the first portion of this program, which will continue through the balance of the year. In aggregate, the company expects pre-tax charges in 1998 from this program to be between $225 million to $275 million, or $1.80 to $2.15 per share. The program is anticipated to produce an annual expense savings of approximately $25 million, beginning in 1999.

         In addition, the pace of share repurchase activity will be accelerated to result in the repurchase of approximately 7.0 million shares in 1998. The company has purchased 2.1 million shares through the 1998 second quarter.

First-Half 1998 Results

         In the first half of 1998, net income before the second-quarter 1998 restructuring and one-time charges was

$119.2 million, or $1.20 per share, compared with $111.2 million, or 94 cents per share, in the first half of 1997. Income from continuing operations before restructuring and one-time charges in the first half of 1998 was $113.3 million, or $1.13 cents per share, compared with $102.8 million, or 85 cents per share, in the prior year. For the first half of 1998, discontinued operations reported income, net of taxes, of $5.8 million, or 6 cents per share, compared with $8.5 million, or 9 cents per share, in the first half of 1997. Revenues for the first half of 1998 were $1.48 billion, compared with $1.40 billion in the prior year.

         Giving effect to the 1998 second-quarter restructuring and one-time charges and discontinued operations as well as preferred dividends, the company's earnings applicable to common shareholders for the first half of 1998 were $83.6 million, or 92 cents per share, compared with $92.0 million, or 94 cents per share, in the prior year.

         Segment results described below exclude the impact of restructuring and one-time charges, except where noted.

Newspaper Publishing

         For the 1998 second quarter, revenues for the Newspaper Publishing segment rose 7.9 percent to $585.7 million, compared with $543.0 million in the second quarter of 1997. Advertising revenues for the second quarter of 1998 increased by 8.3 percent to $454.8 million from last year's $419.9 million; advertising revenues rose 7.8 percent at the Los Angeles Times and 8.8 percent at the Eastern newspapers.

         Daily circulation volume gains continued in the 1998 second quarter for most of the company's newspapers, particularly at the Los Angeles Times. While ongoing pricing and promotional discount programs continued, circulation revenues in the quarter increased slightly to $109.6 million from $109.5 million in the prior year's quarter. Other revenues rose to $21.3 million from $13.5 million in 1997, primarily reflecting incremental revenues from an acquisition.

         The segment's 1998 second-quarter operating profit before restructuring and one-time charges was $120.1 million compared with $115.3 million in the previous year.

Newsprint expense in the quarter rose 22 percent, as average prices rose 12 percent and consumption increased 9 percent.

         For the first half of 1998, Newspaper Publishing revenues were $1.13 billion compared with $1.05 billion in the first half of 1997. First half 1998 operating profit before restructuring and one-time charges was $210.3 million, compared with $210.6 million in the prior year.

         Including restructuring charges of $34.9 million, Newspaper Publishing operating profit was $85.3 million in the 1998 second quarter.

Professional Information

         The Professional Information segment's 1998 second-quarter results reflect the pending disposition of Matthew Bender/Shepard's and Mosby which are being reported as discontinued operations. Revenues from continuing operations for the 1998 second quarter were $110.0 million, compared with $104.6 million in the prior year. The segment's 1998 second-quarter operating profit before restructuring and one-time charges was $17.1 million compared with $14.7 million in the prior year.

         For the first half of 1998, Professional Information revenues from continuing operations were $215.8 million compared with $201.9 million in the prior year. For the first half of 1998, operating profit before restructuring and one-time charges was $34.0 million, compared with $26.8 million in the prior year.

         Including restructuring and one-time charges of $4.8 million, Professional Information's operating profit was $12.2 million in the 1998 second quarter.

Magazine Publishing

         The Magazine Publishing segment reported 1998 second-quarter revenues of $59.6 million, compared with $59.5 million in the prior year. The segment's 1998 second-quarter operating profit fell to $2.0 million compared to $5.3 million in the prior year's second quarter, due largely to ongoing investment in the relaunch of The Sporting News and expenses related to new acquisitions.

         For the first half of 1998, Magazine Publishing revenues were $125.3 million compared with $117.4 million in the first half of 1997. First-half of 1998 operating profit was $1.7 million, compared with $7.9 million in the prior year.

Corporate and Other

         The Corporate and Other segment reported a 1998 second-quarter operating loss of $16.1 million compared with $24.2 million last year.



         Times Mirror (TMC--New York and Pacific Stock exchanges), a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time; a wide array of professional information for the legal, health improvement, aviation and training markets, and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country.

                                      ###

Press Information                                 Investor Information
Martha H. Goldstein                               Jean M. Jarvis
(213) 237-3727                                    (213) 237-3955
--------------------------------------------------------------------------------

This press release contains certain forward-looking statements that are subject to risk and uncertainty. There can be no assurance that these future results will be achieved. Readers are cautioned to refer to the Company's Annual Report on Form 10-k for the year ended December 31, 1997 filed with the Securities and Exchange Commission for a description of factors which could affect the Company's performance.

                            THE TIMES MIRROR COMPANY
                               SUMMARY OF RESULTS
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)


                                                                           Second Quarter Ended
                                                                                 June 30,
                                                                        ---------------------------
                                                                           1998            1997            % Change
                                                                        -----------     -----------       -----------
REVENUES                                                                  $760,574        $719,106               5.8
Operating expenses                                                         637,568         607,999               4.9
Restructuring and one-time charges                                          39,697                             100.0
                                                                          --------        --------

OPERATING PROFIT                                                            83,309         111,107             (25.0)

Interest expense, net                                                      (16,555)         (7,672)            100.0+
Other, net                                                                   7,822           1,088             100.0+
                                                                          --------        --------
Income from continuing operations before
   income tax provision                                                     74,576         104,523             (28.7)
Income tax provision                                                        30,561          44,050             (30.6)
                                                                          --------        --------
Income from continuing operations                                           44,015          60,473             (27.2)
Income from discontinued operations, net of
   income taxes (a)                                                          5,186           5,513              (5.9)
                                                                          --------        --------

NET INCOME                                                                  49,201          65,986             (25.4)

Preferred dividend requirements                                              5,424           8,266             (34.4)
                                                                          --------        --------

EARNINGS APPLICABLE TO COMMON SHAREHOLDERS                                $ 43,777        $ 57,720             (24.2)
                                                                          ========        ========

BASIC EARNINGS PER COMMON SHARE:
  Continuing operations (b)                                               $   0.44        $   0.54             (18.5)
  Discontinued operations (a)                                                 0.06            0.06                -
                                                                          --------        --------
BASIC EARNINGS PER SHARE                                                  $   0.50        $   0.60             (16.7)
                                                                          ========        ========

DILUTED EARNINGS PER COMMON SHARE:
  Continuing operations (b)                                               $   0.43        $   0.53             (18.9)
  Discontinued operations (a)                                                 0.06            0.05              20.0
                                                                          --------        --------
DILUTED EARNINGS PER SHARE                                                $   0.49        $   0.58             (15.5)
                                                                          ========        ========

Weighted average shares:
  Basic                                                                     87,844          96,469              (8.9)
                                                                          ========        ========
  Diluted                                                                   90,277         101,447             (11.0)
                                                                          ========        ========

----------
(a) Results for discontinued operations include Matthew Bender & Company, Incorporated, a publisher of legal information; Mosby, Inc., a publisher of health science information; Shepard's joint venture, a primary legal citation service, and the consolidation of certain activities with Classified Ventures. Prior year financial statements have been restated to conform to the 1998 presentation.

(b) A comparison of 1998 earnings per share from continuing operations, excluding restructuring and one-time charges, is as follows:

                                                                          Basic          Diluted
                                                                          -----          -------
         Earnings per share from continuing operations                    $0.44           $0.43
         Add: Restructuring and one-time charges                           0.28            0.27
                                                                          -----           -----
         Earnings per share from continuing operations
           excluding restructuring and one-time charges                   $0.72           $0.70
                                                                          =====           =====

                            THE TIMES MIRROR COMPANY
                               SUMMARY OF RESULTS
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)

                                                              Year To Date Ended
                                                                   June 30,
                                                          -------------------------
                                                             1998           1997       % Change
                                                          -----------    ----------    ---------

REVENUES                                                   $1,478,226     $1,399,445        5.6
Operating expenses                                          1,267,863      1,206,199        5.1
Restructuring and one-time charges                             39,697                     100.0
                                                           ----------     ----------
OPERATING PROFIT                                              170,666        193,246      (11.7)

Interest expense, net                                         (26,980)       (14,558)      85.3
Other, net                                                      7,333            274      100.0+
                                                           ----------     ----------
Income from continuing operations before
   income tax provision                                       151,019        178,962      (15.6)
Income tax provision                                           62,375         76,201      (18.1)
                                                           ----------     ----------
Income from continuing operations                              88,644        102,761      (13.7)
Income from discontinued operations, net of
   income taxes (a)                                             5,818          8,458      (31.2)
                                                           ----------     ----------

NET INCOME                                                     94,462        111,219      (15.1)

Preferred dividend requirements                                10,848         19,177      (43.4)
                                                           ----------     ----------

EARNINGS APPLICABLE TO COMMON SHAREHOLDERS                 $   83,614     $   92,042       (9.2)
                                                           ==========     ==========

BASIC EARNINGS PER COMMON SHARE:
  Continuing operations (b)                                $     0.88     $     0.88         --
  Discontinued operations (a)                                    0.07           0.09      (22.2)
                                                           ----------     ----------
BASIC EARNINGS PER SHARE                                   $     0.95     $     0.97       (2.1)
                                                           ==========     ==========

DILUTED EARNINGS PER COMMON SHARE:
  Continuing operations (b)                                $     0.86     $     0.85        1.2
  Discontinued operations (a)                                    0.06           0.09      (33.3)
                                                           ----------     ----------
DILUTED EARNINGS PER SHARE                                 $     0.92     $     0.94       (2.1)
                                                           ----------     ----------

Weighted average shares:
  Basic                                                        88,088         95,213       (7.5)
                                                           ----------     ----------
  Diluted                                                      90,507         97,637       (7.3)
                                                           ----------     ----------

(a) Results for discontinued operations include Matthew Bender & Company, Incorporated, a publisher of legal information; Mosby, Inc., a publisher of health science information; Shepard's joint venture, a primary legal citation service; the consolidation of certain activities with Classified Ventures, and, in 1997, CRC Press, Inc., a publisher of scientific and technical information. Prior year financial statements have been restated to conform to the 1998 presentation.

(b) A comparison of 1998 earnings per share from continuing operations, excluding restructuring and one-time charges, is as follows:

                                                                      Basic            Diluted
                                                                      -----            -------
         Earnings per share from continuing operations                $0.88             $0.86
         Add: Restructuring and one-time charges                       0.28              0.27
                                                                      -----             -----
         Earnings per share from continuing operations
           excluding restructuring and one-time charges               $1.16             $1.13
                                                                      ======            =====

                            THE TIMES MIRROR COMPANY
                                BUSINESS SEGMENTS
                                 (IN THOUSANDS)

                                                                                               Pro Forma (a)
                                                      Second Quarter Ended                 Second Quarter Ended
                                                            June 30,                             June 30,
                                                  ------------------------------      --------------------------------
                                                      1998            1997                1998              1997
                                                  -------------   --------------      --------------    --------------
NEWSPAPER PUBLISHING
   Revenues                                           $585,731         $542,958            $585,731          $542,958
   Operating Profit                                     85,259          115,295             120,109           115,295

PROFESSIONAL INFORMATION
   Revenues                                           $110,049         $104,581            $110,049          $104,581
   Operating Profit                                     12,204           14,699              17,051            14,699

MAGAZINE PUBLISHING
   Revenues                                           $ 59,623         $ 59,511            $ 59,623          $ 59,511
   Operating Profit                                      1,953            5,268               1,953             5,268

CORPORATE AND OTHER
   Revenues                                           $  4,966         $ 12,179            $  4,966          $ 12,179
   Operating Loss                                      (16,107)         (24,155)            (16,107)          (24,155)

CONTINUING OPERATIONS
   Revenues                                           $760,574         $719,106            $760,574          $719,106
   Operating Profit                                     83,309          111,107             123,006           111,107

-------------------------------------
(a) Excludes restructuring and one-time charges in 1998 as follows:

             Newspaper Publishing                             $34,850
             Professional Information                           4,847
                                                              -------
                                                              $39,697
                                                              =======

                            THE TIMES MIRROR COMPANY
                                BUSINESS SEGMENTS
                                 (IN THOUSANDS)


                                                                                      Pro Forma (a)
                                            Year To Date Ended                     Year To Date Ended
                                                 June 30,                               June 30,
                                    -----------------------------------   -------------------------------------
                                         1998               1997                1998                1997
                                    ----------------   ----------------   -----------------   -----------------
NEWSPAPER PUBLISHING
   Revenues                              $1,128,652         $1,054,470          $1,128,652          $1,054,470
   Operating Profit                         175,413            210,559             210,263             210,559

PROFESSIONAL INFORMATION
   Revenues                              $  215,783         $  201,941          $  215,783          $  201,941
   Operating Profit                          29,162             26,825              34,009              26,825

MAGAZINE PUBLISHING
   Revenues                              $  125,268         $  117,387          $  125,268          $  117,387
   Operating Profit                           1,730              7,859               1,730               7,859

CORPORATE AND OTHER
   Revenues                              $    8,689         $   26,014          $    8,689          $   26,014
   Operating Loss                           (35,639)           (51,997)            (35,639)            (51,997)

CONTINUING OPERATIONS
   Revenues                              $1,478,226         $1,399,445          $1,478,226          $1,399,445
   Operating Profit                         170,666            193,246             210,363             193,246


--------------------------------
(a) Excludes restructuring and one-time charges in 1998 as follows:

             Newspaper Publishing                                   $34,850
             Professional Information                                 4,847
                                                                    -------
                                                                    $39,697
                                                                    =======